EXHIBIT 21

                  SUBSIDIARIES OF COMMUNITY CAPITAL CORPORATION


                                                                  Other Names
Subsidiary                       State of Incorporation     Doing Business Under
----------                       ----------------------     --------------------

Clemson Bank & Trust                  South Carolina                None

Community Bank & Trust                South Carolina                None

Community Trust Company               South Carolina                None

Greenwood Bank & Trust                South Carolina                None

The Bank of Newberry County           South Carolina                None

TheBank                               South Carolina                None



                      SUBSIDIARY OF GREENWOOD BANK & TRUST


Community Financial Services, Inc.       South Carolina             None

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